EXHIBIT 99.1

Jushi Holdings Inc. Reports Third Quarter 2023 Financial Results

Gross Profit Margin Remained Steady in Q3 2023 at 43.6% on Continued Growth of Jushi-Branded Product Sales

Net Loss of $20.6 Million, an Improvement of 62.3% YoY

Adjusted EBITDA of $9.7 million, Representing Growth of $9.1 Million YoY, Adjusted EBITDA Margin of 14.9% in Q3 2023

Continued Efficiency Optimization Initiatives and Reduction in Operating Expenses

Jushi-Branded Product Sales Accounted for 52.2% of Total Retail Revenue in Q3 2023 Across the Company's Five Vertical Markets

Enhanced Product and Brand Offerings with the Debut of Ten New SKUs

BOCA RATON, Fla., Nov. 14, 2023 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the third quarter ended September 30, 2023 (“Q3 2023”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Third Quarter 2023 Financial Highlights1

  Total revenue of $65.4 million
  Gross profit margin was 43.6%, compared to 38.1% in the third quarter ended September 30, 2022 (“Q3 2022”) and 46.0% in the second quarter ended June 30, 2023 (“Q2 2023”)
  Net loss of $20.6 million, an improvement of $34.1 million year-over-year
  Adjusted EBITDA1 of $9.7 million, an improvement of $9.1 million year-over-year
  Cash, cash equivalents, and restricted cash of $30.5 million as of quarter end

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin” below.

Third Quarter 2023 Operational Highlights

  Achieved notable operating performance improvements at the Company’s grower-processor facilities in Pennsylvania, Virginia, and Massachusetts, with further expected enhancements throughout the remainder of the year
  Introduced new premium flower brand, Hijinks in Pennsylvania and Massachusetts, with an anticipated launch in Nevada during the first half of 2024
  Expanded distribution of Kind Grind, Sѐchѐ's high potency, value focused line of pre-ground infused flower, to Pennsylvania following a successful launch in Massachusetts in the first quarter of 2023, with an expected entrance to Virginia in the first half of 2024
  Debuted 10 new SKUs in Q3 2023 across five brands, with approximately eight to 10 SKUs anticipated to be introduced to consumers by year-end
  Expanded the Company’s retail footprint in Virginia with the opening of a sixth Beyond Hello™ medical cannabis dispensary in Woodbridge, VA
  Achieved Jushi-branded product sales of approximately 52.2% of total retail revenue in Q3 2023, and approximately 49.4% in the first nine months of 2023, across the Company’s five vertical markets

Post Quarter-End Developments

  Continued debt reduction with the payment of approximately $2.4 million on the Company’s first lien financing with Sunstream Bancorp Inc.
  Anticipate total of at least $5.5 million in cash proceeds from sales of non-core assets for fiscal year 2023, of which $2.3 million has been received during the nine months ended September 30, 2023
  Successfully launched a troche line in Pennsylvania that is generating strong demand

Management Commentary

“Our third quarter results underscore the value of our disciplined cost management and efficiency optimization, demonstrating our progress towards achieving our long-term goal of sustained profitability and cash flow generation,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “We maintained a healthy gross margin of 43.6% as a result of our continued focus on cost containment and reduction through tight resource management, deployment of cross-functional teams, packaging enhancements, and operational enhancements at our grower-processor facilities. We expanded our Jushi-branded product sales, which accounted for over half of our retail revenue across our vertical footprint. Additionally, our grower-processor facilities in Pennsylvania and Virginia are continually improving in terms of both increased yield and quality of output.”

Mr. Cacioppo continued, “Our enhanced cultivation and processing capabilities have enabled us to diversify our product offering as well as increase our competitiveness on quality, cost, and distribution. Over the last several weeks, we have seen a tremendous customer response to our newly launched product SKUs. The debut of our Hijinks brand in Pennsylvania and Massachusetts has been very well received, often being among the top-selling Jushi-branded SKUs in our retail stores in each state. Kind Grind by Sѐchѐ, our other newly launched collection, has continued to perform strongly, resonating with consumers on its high potency, convenience, and affordability. Overall, new products accounted for approximately 5% of total Jushi packaged sales in the third quarter of 2023, and we expect this number to increase as we amplify our marketing and distribution efforts for these new offerings.”

Financial Results for the Third Quarter Ended September 30, 2023
($ in millions)

	Quarter Ended September 30, 2023	Quarter Ended September 30, 2022	% Change	Quarter Ended September 30, 2023	Quarter Ended June 30, 2023	% Change
Revenue, net	$65.4	$72.8	(10.2)%	$65.4	$66.4	(1.6)%
Gross profit	$28.5	$27.7	2.8%	$28.5	$30.6	(6.7)%
Gross margin %	43.6%	38.1%		43.6%	46.0%
Operating expenses	$25.7	$78.2	(67.1)%	$25.7	$27.2	(5.4)%
Income (loss) from operations	$2.8	$(50.4)	105.6%	$2.8	$3.4	16.9%
Net loss	$(20.6)	$(54.7)	(62.3)%	$(20.6)	$(14.0)	(46.9)%
Adjusted EBITDA	$9.7	$0.7	1387.0%	$9.7	$12.6	(23.1)%

Revenue in Q3 2023 was $65.4 million as compared to $72.8 million in the third quarter of 2022. The year-over-year decrease in revenue was related to a reduction in Illinois, Nevada, and Pennsylvania sales due to increased competition and pricing pressures, as well as the closure of three underperforming stores. The decrease was partially offset by new dispensary openings, in addition to increased sales in Virginia.

The Company ended the quarter with thirty-four operating dispensaries in seven states, as compared to thirty-five in six states at the end of September 30, 2022. Additionally, Jushi-branded product sales grew to approximately 52.2% of total retail sales in the Company's five vertical markets in Q3 2023.

Wholesale revenue increased $1.1 million year-over-year due to continued advancements at our cultivation and processing facilities that has enabled us to diversify our product offerings, as well as increase our competitiveness on quality, cost, and distribution.

Gross profit in Q3 2023 increased 2.8% year-over-year to $28.5 million compared to $27.7 million in Q3 2022. Gross profit margin increased to 43.6% compared to 38.1% in Q3 2022. Year-over-year improvements in gross profit and gross profit margin were driven by increased operating efficiencies at the Company's grower-processor facilities in Massachusetts, Pennsylvania, and Virginia, as well as increased sell through of our branded products which have higher margins. This increase was partially offset by market price compression and increased competition in Illinois, Nevada, and Pennsylvania.

Operating expenses for Q3 2023 were $25.7 million, compared to $78.2 million in Q3 2022, a reduction of $52.5 million or 67.1% year-over-year. Salaries, wages, and employee-related expenses decreased due to a decrease in the number of employees as the Company works to right size the organization, as well as due to changes to the Company's staffing models at the retail stores. Lower share-based compensation expense reflects lower value of share-based compensation granted as well as forfeitures of unvested equity awards. The three months ended September 30, 2022 includes general and administrative expenses related to the Company's transition to GAAP reporting and costs associated with the Company's registration with the SEC, which is included in professional fees and legal expenses, as well as non-cash impairment charge of $37.6 million related to the business licenses associated with operations in Massachusetts.

Net loss for Q3 2023 was $20.6 million primarily due to the fair value loss on derivatives of $7.5 million, interest expense of $9.3 million and income tax expense of $8 million, which was partially offset by income from operations of $2.8 million. This compared to a net loss of $54.7 million in Q3 2022 primarily due to a loss from operations of $50.4 million that included a non-cash impairment charge of $37.6 million related to the business license associated with operations in Massachusetts, and interest expense of $13.1 million partially offset by a gain on the fair value of derivatives of $6.4 million and income tax benefit of $2.8 million.

Adjusted EBITDA1 in Q3 2023 was $9.7 million compared to $0.7 million in Q3 2022, representing an improvement of $9.1 million year-over-year.

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity
As of September 30, 2023, the Company had approximately $30.5 million of cash, cash equivalents and restricted cash. During the nine months ended September 30, 2023, the Company paid approximately $8.4 million in capital expenditures. As of September 30, 2023, the Company had approximately $226.4 million in principal amount of total debt, excluding leases and property, plant, and equipment financing obligations. As of November 7, 2023, the Company’s issued and outstanding shares were 196,631,598 and its fully diluted shares outstanding were 309,424,162.

Use of Non-GAAP Financial Information

The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information
The Company will host a conference call and audio webcast on Tuesday, November 14, 2023, at 5:00 p.m. ET to discuss the Company's financial results.

Event:	Third Quarter 2023 Financial Results Conference Call
Date:	Tuesday, November 14, 2023
Time:	5:00 p.m. Eastern Time
Live Call:	1-844-826-3035 (U.S. & Canada Toll-Free)
Conference ID:	10183775
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available until December 14, 2023, and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, Twitter, and LinkedIn.

Forward-Looking Information and Statements
This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, the integration and benefits of recently acquired businesses or assets, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the reduction in the number of our employees, the expansion into additional U.S. and international markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of Jushi at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of Jushi, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi’s history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to Jushi; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the Company’s recent debt financing and other financing activities including increased leverage and issuing additional equity securities; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; risks relating to the expansion and optimization of the grower-processor in Pennsylvania, the vertically integrated facilities in Virginia and Massachusetts and the facility in Nevada; risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; risks related to challenges from governmental authorities of positions the Company has taken with respect to tax credits; and risks related to the Company’s critical accounting policies and estimates; and these and other risks identified under the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K and otherwise identified from time to time in our reports and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulators.

Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Investor Relations and Media Contact:
Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com

JUSHI HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
REVENUE, NET	$65,377	$72,817	$201,675	$207,462
COST OF GOODS SOLD	(36,863)	(45,075)	(112,666)	(133,940)
GROSS PROFIT	28,514	27,742	89,009	73,522

OPERATING EXPENSES
Selling, general and administrative	25,688	40,590	85,294	117,048
Indefinite-lived asset impairment	—	37,600	—	37,600
Total operating expenses	25,688	78,190	85,294	154,648

INCOME (LOSS) FROM OPERATIONS	2,826	(50,448)	3,715	(81,126)

OTHER INCOME (EXPENSE):
Interest expense, net	(9,345)	(13,111)	(27,655)	(34,174)
Fair value (loss) gain on derivatives	(7,460)	6,352	1,660	63,233
Other, net	1,368	(291)	1,887	(361)
Total other income (expense), net	(15,437)	(7,050)	(24,108)	28,698

LOSS BEFORE INCOME TAX	(12,611)	(57,498)	(20,393)	(52,428)
Income tax (expense) benefit	(8,011)	2,802	(26,705)	(9,959)
NET LOSS AND COMPREHENSIVE LOSS	(20,622)	(54,696)	(47,098)	(62,387)
Less: net loss attributable to non-controlling interests	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS ATTRIBUTABLE TO JUSHI SHAREHOLDERS	$(20,622)	$(54,696)	$(47,098)	$(62,387)
LOSS PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - BASIC	$(0.11)	$(0.28)	$(0.24)	$(0.33)
Weighted average shares outstanding - basic	195,128,096	192,880,468	194,649,053	189,119,282
LOSS PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - DILUTED	$(0.11)	$(0.30)	$(0.24)	$(0.61)
Weighted average shares outstanding - diluted	195,128,096	203,169,931	194,649,053	205,695,590

JUSHI HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)

	September 30, 2023 (unaudited)	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,011	$26,196
Restricted cash - current	3,308	—
Accounts receivable, net	6,063	4,809
Inventory, net	37,699	35,089
Prepaid expenses and other current assets	16,178	3,957
Total current assets	88,259	70,051
NON-CURRENT ASSETS:
Property, plant and equipment, net	163,681	177,755
Right-of-use assets - finance leases	64,492	114,021
Other intangible assets, net	97,621	100,082
Goodwill	38,239	38,239
Other assets	34,231	28,243
Restricted cash - non-current	2,150	950
Total non-current assets	400,414	459,290
Total assets	$488,673	$529,341

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,359	$21,313
Accrued expenses and other current liabilities	47,407	46,329
Income tax payable	4,134	19,921
Debt, net - current portion (including related party principal amounts of $3,162 and $3,189 as of September 30, 2023, and December 31, 2022, respectively)	35,620	8,704
Finance lease obligations - current	8,740	11,361
Total current liabilities	116,260	107,628
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $18,283 and $17,491 as of September 30, 2023, and December 31, 2022, respectively)	176,471	180,558
Finance lease obligations - non-current	52,899	102,375
Derivative liabilities	10,567	14,134
Unrecognized tax benefits	98,948	57,200
Other liabilities - non-current	25,696	21,555
Total non-current liabilities	364,581	375,822
Total liabilities	480,841	483,450
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, no par value: authorized shares - unlimited; issued and outstanding shares - 196,631,598 and 196,686,372 Subordinate Voting Shares as of September 30, 2023, and December 31, 2022, respectively.	—	—
Paid-in capital	501,059	492,020
Accumulated deficit	(491,840)	(444,742)
Total Jushi shareholders' equity	9,219	47,278
Non-controlling interests	(1,387)	(1,387)
Total equity	7,832	45,891
Total liabilities and equity	$488,673	$529,341

JUSHI HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Nine Months Ended September 30,
	2023	2022
	(unaudited)
Net cash flows used in operating activities	$(7,827)	$(26,199)
Net cash flows used in investing activities	(6,064)	(73,122)
Net cash flows provided by financing activities	17,214	36,080
Effect of currency translation on cash and cash equivalents	—	(233)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$3,323	$(63,474)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$27,146	$95,487
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$30,469	$32,013

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; (vii) loss on debt extinguishment; and (viii) start-up costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Loss to Adjusted EBITDA
(In thousands of U.S. Dollars)

	Three Months Ended September 30, 2023	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022
NET LOSS (1)	$(20,622)	$(14,036)	$(54,696)
Income tax expense (benefit)	8,011	8,546	(2,802)
Interest expense, net	9,345	9,790	13,111
Depreciation and amortization (2)	5,816	6,629	6,618
EBITDA (Non-GAAP)	2,550	10,929	(37,769)
Non-cash share-based compensation	1,056	2,363	5,466
Inventory-related adjustments (3)	—	—	(1,197)
Fair value changes in derivatives	7,460	(1,090)	(6,352)
Indefinite-lived asset impairment	—	—	37,600
Other (income) expense, net (4)	(1,356)	418	1,575
Start-up costs (5)	—	—	118
Transaction costs (6)	—	—	1,212
Adjusted EBITDA (Non-GAAP)	$9,710	$12,620	$653

(1) Net loss includes amounts attributable to non-controlling interests.
(2) Includes amounts that are included in cost of goods sold and in operating expenses.
(3) Includes: (i) inventory step-up on business combinations; (ii) inventory recall reserves; and (iii) reserves for discontinued products. The inventory step-up on business combinations relates to the fair value write-up on inventory acquired on the business acquisition date and then sold subsequent to the acquisition date. The inventory recall reserves relate to the estimated impact of the Pennsylvania Department of Health recall and ban of vape products containing certain cannabis concentrates. The ban was lifted in June 2022.
(4) Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; and (iii) severance costs.
(5) Expansion and start-up costs incurred in order to prepare a location for its intended use. Start-up costs are expensed as incurred and are not indicative of ongoing operations of each new location.
(6) Transaction costs include: (i) registration statement costs such as professional fees and other costs relating to our SEC registration; and (ii) acquisition and deal costs.

Calculation of Adjusted EBITDA Margin
(In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended September 30, 2023	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022
Total revenue, net	$65,377	$66,425	$72,817
Adjusted EBITDA (Non-GAAP)	$9,710	$12,620	$653
Adjusted EBITDA Margin (Non-GAAP)	14.9%	19.0%	0.9%